Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145484, 333-188519, 333-196639, and 333-218557 on Form S-8 and 333-200827 on Form S-1 of our reports dated March 2, 2018, relating to the consolidated financial statements and financial statement schedule of Cross Country Healthcare, Inc. and subsidiaries, and the effectiveness of Cross Country Healthcare, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cross Country Healthcare, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Boca Raton, Florida
March 2, 2018